Exhibit 12

FIRST BANCORP

COMPUTATION OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

($ in thousands, except for ratios)

(Unaudited)

	Three Months Ended March 31,				Years Ended December 31,
	2015		2014		2014		2013		2012		2011		2010
Including Interest on Deposits:
Earnings:
Income (loss) before income taxes	$10,682		8,707		38,531		32,780		(40,358)		21,012		14,942
Fixed charges	1,855		2,239		8,625		11,345		17,762		23,973		32,087
Total earnings (loss)	$12,537		10,946		47,156		44,125		(22,596)		44,985		47,029

Fixed charges:
Interest on deposits	$1,458		1,891		7,072		9,960		15,454		21,351		29,930
Interest on borrowings	297		250		1,151		1,025		1,866		2,214		1,977
Amortization of debt issuance costs	—		—		—		—		—		—		—
Interest portion of rental expense (1)	100		98		402		360		442		408		180
Total fixed charges	$1,855		2,239		8,625		11,345		17,762		23,973		32,087
Preferred dividend requirements	217		217		868		895		2,809		3,234		3,249
Total fixed charges and preferred dividends	$2,072		2,456		9,493		12,240		20,571		27,207		35,336

Ratio of earnings to fixed charges, including interest on deposits	6.76	x	4.89	x	5.47	x	3.89	x	(1.27	x)	1.88	x	1.47	x
Ratio of earnings to fixed charges and preferred dividends, including interest on deposits	6.05	x	4.46	x	4.97	x	3.60	x	(1.10	x)	1.65	x	1.33	x

Excluding Interest on Deposits:
Earnings:
Income (loss) before income taxes	$10,682		8,707		38,531		32,780		(40,358)		21,012		14,942
Fixed charges	397		348		1,553		1,385		2,308		2,622		2,157
Total earnings (loss)	$11,079		9,055		40,084		34,165		(38,050)		23,634		17,099

Fixed charges:
Interest on borrowings	$297		250		1,151		1,025		1,866		2,214		1,977
Amortization of debt issuance costs	—		—		—		—		—		—		—
Interest portion of rental expense (1)	100		98		402		360		442		408		180
Total fixed charges	$397		348		1,553		1,385		2,308		2,622		2,157
Preferred dividend requirements	217		217		868		895		2,809		3,234		3,249
Total fixed charges and preferred dividends	$614		565		2,421		2,280		5,117		5,856		5,406

Ratio of earnings to fixed charges, excluding interest on deposits	27.91	x	26.02	x	25.81	x	24.67	x	(16.49	x)	9.01	x	7.93	x
Ratio of earnings to fixed charges and preferred dividends, excluding interest on deposits	18.04	x	16.03	x	16.56	x	14.98	x	(7.44	x)	4.04	x	3.16	x

(1)	Estimated to be one-third of rental expense.